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                                                                   Exhibit 10.24



                       AMENDMENT TO EMPLOYMENT AGREEMENT
                       ---------------------------------

     THIS AMENDMENT to the Employment Agreement effective January 1, 2000 between INSIGHT DIRECT WORLDWIDE, INC. and MICHAEL GUMBERT (the "Employment Agreement") is entered into as of May 17, 2001 by and between INSIGHT ENTERPRISES, INC. (the "Parent"), INSIGHT DIRECT WORLDWIDE, INC. ("Company"), and MICHAEL GUMBERT ("Executive").

                                    RECITALS

A. Executive is currently employed by Company, a wholly owned subsidiary of the Parent. The terms and conditions of such employment are set forth in the Employment Agreement.

B. Effective as of May 17, 2001 the parties wish to amend the Employment Agreement as provided in this Amendment.

     IN CONSIDERATION of the premises and the respective covenants and agreements of Company, the Parent, and Executive contained in this Amendment, the sufficiency of which is hereby acknowledged, Company, the Parent, and Executive agree as follows:

1. Amendment and Effect. Except to the extent the Employment Agreement is modified by this Amendment, it shall remain in full force and effect. Any terms beginning with an initial capital letter used in this Amendment and not otherwise defined herein shall have the meanings given them in the Employment Agreement.

2. Current Offices and Board Memberships. Effective June 1, 2001, except as provided in Section 3 of this Amendment, Executive hereby resigns from all officer and board of directors positions with Company, the Parent, or any subsidiary or affiliated companies (including but not limited to President and COO of Company). Promptly after the execution of this Amendment, Company and the Parent will undertake all actions necessary to accomplish the foregoing. Upon request, Executive agrees to provide any appropriate letters of resignation.

3. New Position and Duties. Effective June 1, 2001, Executive will become an Executive Vice President of the Parent. Executive will report to Parent's Co-CEO Tim Crown. Executive will be involved in specific projects relating to the development of strategic alliances with various third parties, as may be reasonably assigned to him from time to time by Tim Crown, and reasonably accepted by Executive, and Executive will not have any other specific duties or any persons reporting to him. Executive will devote such time as Tim Crown shall reasonably determine; provided that such devotion of time shall not be materially different from Executive's devotion of time at the date of this Amendment, reasonable absences because of illness, personal and family exigencies excepted.

                                                          AMENDMENT--PAGE 1 OF 4
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4.   New Term. Executive will serve in his new position for a twenty-five month term, commencing on June 1, 2001 and ending on June 30, 2003 (the "New Term"). There will no longer be any automatic renewal of the Employment Agreement, and Executive's term of employment may only be extended beyond June 30, 2003 by a written agreement executed by all parties hereto.

5. Compensation and Benefits. During the New Term, Executive shall be entitled to receive Base Salary and incentive bonuses as provided in Section 3 of the Employment Agreement, including but not limited to an incentive bonus during the New Term for the fiscal quarter ending June 30, 2003. In addition, except as otherwise provided in this paragraph, during the New Term, Executive shall be entitled to participate in and receive all of the other payments and benefits provided for in the Employment Agreement, including but not limited to participation in all benefit plans whether or not reserved for the Company's or Parent's executives (e.g., any life insurance plan and health insurance plan). Notwithstanding the previous sentence, it is agreed that during the New Term, Executive will not be entitled to participate in any stock option grants or plans or incentive compensation plans that may be issued or created after the effective date of this Amendment. However, during the New Term, Executive's stock options will continue to vest pursuant to the vesting schedule currently in place. Specifically , it is the parties' intention that the options previously granted to Executive will continue to vest as follows:

On 7/1/01:          45,000 shares vest at $11.8705
                    12,499 shares vest at $16.9167

On 9/28/01:         37,500 shares vest at $18.4167

On 12/20/01:        66,717 shares vest at $13.9375

On 1/4/02:          50,000 shares vest at $23.0000

On 7/1/02:          12,500 shares vest at $16.9167

On 9/28/02:         37,500 shares vest at $18.4167

On 12/20/02:        66,667 shares vest at $13.9375

On 1/4/03:          50,000 shares vest at $23.0000

Additionally, it is agreed by all parties that Executive has 50,000 unexercised options of Parent which vested on January 4, 2001 at $23.00. Any options which have not vested by June 30, 2003, or, which remain unvested at such earlier time as Executive resigns without Good Reason or is terminated for Cause shall be forfeited by Executive. However, at Parent's Co-CEO Tim Crown's or his successor's sole discretion, Parent may vest early 66,666 options scheduled to vest on December 20, 2003 at $13.9375, provided Executive has performed his duties as requested. If applicable law or the terms of the subject plan prohibit or restrict Executive's participation or vesting in such plan at


                                                           AMENDMENT-PAGE 2 OF 4
the times indicated above, Executive shall be entitled to an amount equal to the value of the benefits and rights that would have, but for such prohibition or restriction, been vested. During the New Term, Executive will continue to be covered as a named insured and/or an additional insured under all applicable liability insurance policies (including but not limited to all errors and omissions insurance policies and all officers and directors liability policies), and will continue to be covered by any and all indemnification provisions currently found in the articles, bylaws or resolutions of the Parent or Company.

6. Severance and Other Benefits. Notwithstanding anything to the contrary contained in the Employment Agreement, if at any time prior to or during the New Term, Executive's duties, authority, devotion of time, or travel as Executive Vice President cannot be mutually agreed upon by Executive and Tim Crown despite reasonable and good faith efforts by Executive to reach agreement (an "Impasse"), or if any time prior to or during the New Term, Company or Parent attempts to terminate Executive's employment as Executive Vice President for any reason other than the reasons set forth in Section 6(a) of the Employment Agreement, Executive shall be entitled to receive all of the payments, rights and benefits provided by Section 6 of the Employment Agreement to the same extent as if the Employment Agreement had been terminated by Company "without Cause" (treating the New Term as if it were a current Renewal Term, and utilizing, at Executive's option, either the date of the Impasse, the date of any termination notice from Company or Parent, or the actual date employment is terminated as the date of termination for purposes of performing any necessary calculations under Section 6 of the Employment Agreement). Because of the change in Executive's responsibilities occurring as of June 1, 2001, the "Relevant Date" defined in Section 7(b)(1) of the Employment Agreement will be changed to June 1, 2001. In addition, following the effective date of this Amendment, any references to the term "Company" contained in the Employment Agreement will be construed to mean the Parent and/or Company.

7. Changes in Control of Company or Parent. It is the parties' intention that, if at any time during the Employment Period, a "Change in Control" as defined in
Section 8(d) of the Employment Agreement occurs, Executive shall be entitled to receive all of the payments, rights and benefits provided in Section 8 of the Employment Agreement. Executive shall also be entitled to receive all of the payments, rights and benefits provided in Section 8 of the Employment Agreement after the end of the Employment Period so long as (1) the termination of employment was not a termination for Cause and did not result from Executive's resignation without Good Reason, and (2) prior to the end of the Employment Period Executive had, at the request of Company or the Parent, worked on, been consulted concerning, or had otherwise been involved with, the contemplated tender offer, takeover bid, merger, consolidation, transfer, acquisition, or other proposal giving rise to the Change in Control, and (3) a Change of Control occurs within the six months immediately following the end of the Employment Period.

8. Severability. If any one or more of the provisions or parts of a provision contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other


AMENDMENT--PAGE 3 OF 4
provision or part of a provision of this Amendment, but this Amendment shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law. Any such reformation shall be read to give the maximum effect to the mutual intentions of Executive, the Parent and Company.

9. Benefit and Binding Effect. This Amendment shall inure to the benefit of and be binding upon the Parent, Company, and their respective successors and assigns, including but not limited to any company, person, or other entity which may acquire all or substantially all of the assets and business of the Parent or Company, or any company with or into which the Parent or Company may be consolidated or merged, and Executive, his heirs, executors, administrators, and legal representatives. The Parent and Company both expressly agree to be subject to, and bound by, the terms and conditions of the Employment Agreement (as modified by this Amendment), including but not limited to the dispute resolution procedures contained therein.

10. Notices. Following the effective date of this Amendment, any required notices to Company or the Parent shall be delivered or sent c/o Tim Crown.

INSIGHT ENTERPRISES, INC.,               INSIGHT DIRECT WORLDWIDE, INC.,
a Delaware Corporation                   an Arizona Corporation




By: /s/ Eric J. Crown                    By: /s/ Eric J. Crown
   ---------------------------------        ----------------------------
      Eric J. Crown, Co-CEO                    Eric J. Crown, Co-CEO

By: /s/ Timothy A. Crown                 By: /s/ Timothy A. Crown
   ---------------------------------        ----------------------------
      Timothy A. Crown, Co-CEO                 Timothy A. Crown, Co-CEO




EXECUTIVE:


 /s/ Michael Gumbert
----------------------------------------               May 17, 2001
Michael Gumbert, Individually





                                                          AMENDMENT--PAGE 4 OF 4